Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

April 24, 2007

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 14.3% DILUTED EPS GAIN AND 11.9%

SALES GROWTH IN Q1 2007. FULL YEAR DILUTED EPS FORECAST REAFFIRMED.

HIGHLIGHTS:

Sales, Income and EPS Results:

•

Record Level Sales: Q1 2007 sales grew 11.9% to $495.9 million. Organic growth of 6.6% was enhanced by a currency benefit of 4.1% and a 1.2% contribution from the February 2007 acquisition of Epichem, Ltd. Quarterly comparisons and a reconciliation of reported to adjusted sales growth can be found on page 9 of this release.

•	Margins Remained Strong: Q1 2007 operating and pretax income margins were 22.9% and 21.7%, respectively.

•

Double-digit EPS Growth: Reported and pro forma increases in Q1 2007 diluted EPS, including the positive impact from currency, were 14.3% and 12.0%, respectively. A reconciliation of proforma to reported diluted EPS can be found on page 9 of this release.

Outlook:

•

Management expects full year 2007 sales to achieve the Company’s previously announced 7% organic growth goal. Currency benefits could add 3% to this organic growth target if currency exchange rates remain at March 31, 2007 levels. The acquisition of Epichem is expected to add an additional 2% and ongoing efforts to identify and pursue other desirable acquisition candidates may also contribute to sales growth.

•

Management continues to expect full year 2007 diluted EPS in the range of $2.15 to $2.25. A one percentage point, currency-related improvement in sales growth from the forecast shared in February 2007 could drive full year diluted EPS results to the higher end of this forecast range.

CEO’s STATEMENT:

Commenting on first quarter performance and expectations for the full year 2007, President and CEO Jai Nagarkatti said: “We are pleased with our strong start in 2007. Organic sales growth met our expectations for this year’s first quarter, reinforcing our confidence that the ongoing implementation of our sales initiatives should enable us to achieve similar performance in excess of market growth rates in upcoming quarters. And the addition of Epichem in February provides two-thirds of our annual goal to add 3 percentage points of growth through acquisitions this year. We continued to maintain strong profit margins and a superior return on equity while generating such growth. At 20.9%, our ROE continued to exceed our goal, just as it has done over each of the last four years.”

Nagarkatti continued, “The initiatives we launched at the beginning of 2006 continue to gain traction. Our customer centric focus enabled all of our business units to grow versus prior year results, with three of our four business units, representing 85% of our total revenue, meeting or exceeding their long-term organic sales growth targets. We achieved our profit and ROE results by continuing to effectively manage costs while simultaneously investing in our sales staff and facilities to support our sales growth goals for the remainder of this year and beyond. We plan to continue implementing many new programs to support each of the five key growth drivers of our strategic plan. First quarter achievements on these five growth drivers included:

•

Enhancing our customer centric focus to ensure that we are responsive to customers’ changing needs, which enabled us to achieve even better growth results – an increase in sales of 13% — for our 25 largest accounts;

•

Increasing reported and adjusted sales growth in CAPLA (Canada, Asia Pacific and Latin America) markets by 18.0% and 15.3%, respectively, for Q1 2007, in-line with our 2007 organic growth target for this region. Reported sales growth in our primary focus markets of Brazil, China and India ranged from 36% to 53%;

•

Boosting sales from web-based ordering through our industry-leading web site to 39% of worldwide Q1 2007 Research based sales, with first quarter e-commerce sales to U.S. based Research customers reaching 50% of total U.S. Research sales for the first time;

•

Continuing our commitment to process improvement, producing over $3 million in additional benefits in Q1 2007 and putting our expectation for $15 million or more in savings for all of 2007 within our reach; and

•

Enhancing our SAFC Hi-Tech business through the addition of Epichem, which added $40 million in annualized revenue to our existing $20 million SAFC Hi-Tech base and provided important access to leading manufacturers in the semiconductor and electronics industries. Other evaluations and discussions underway are expected to add to our growth contribution from acquisitions.”

Nagarkatti concluded, stating, “We remain committed to achieving 7% annual organic sales growth by focusing on our five key strategic initiatives. And, we’re confident we can do that profitably.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2006):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 9 of this release.

Reported sales increased 11.9% for the first quarter of 2007 to a new quarterly record of $495.9 million in net sales. Organic sales growth for the first quarter of 2007, excluding currency benefits and the contribution from the February 2007 acquisition of Epichem, was 6.6%. Three of the Company’s four business units achieved their long-term organic growth goals, with Research Specialties exceeding its long-term targeted growth for the third successive quarter. Highlights for our four Business Units include:

Research Essentials (Reported Q1 growth: 7.6%; Organic Q1 growth: 3.6%): Overall organic sales growth remained consistent with our 4% long-term sales growth goal for this business and the 3.8% organic growth achieved for all of 2006. Sales grew in most major customer segments. Pharmaceutical demand improved in the U.S., while sales to academic customers in both the U.S. and Europe were largely stable. Low double-digit sales gains in CAPLA markets also contributed to growth. Growth in this unit’s key lab essentials product group was strong, while demand for cell culture reagents was stable.

Research Specialties (Reported Q1 growth: 12.1%; Organic Q1 growth: 7.7%): This unit’s strong performance in the second half of 2006 continued in Q1 2007, enabling it to again exceed its long-term

6% organic growth target. Improvements in product availability, particularly as a result of building inventories late last year in CAPLA markets, contributed to its results. In addition, promising new products with demonstrated potential and improved target marketing of our broad product offering via catalogs, focused and more frequent campaigns and the Internet all added to this unit’s growth.

Research Biotech (Reported Q1 growth: 4.7%; Organic Q1 growth: 1.2%): Continued strong sales growth to pharmaceutical customers was dampened by flat sales to academic accounts and continued softness in synthetic DNA sales. Slower than anticipated acceptance of new and innovative Research Biotech products continued to affect this unit’s ability to achieve its 10% long-term organic growth expectation in the short term. Efforts to improve recent growth results continued, with six new product announcements in Q1 2007, additions to our “white coat selling” sales force and the extension of our tried-and-true process improvement methodology to test and add new selling techniques to accelerate the rate of customer acceptance of our new products and platform technologies.

SAFC (Fine Chemicals; Reported Q1 growth: 19.8%; Organic Q1 growth: 10.7%): After achieving record sales of $133.3 million in Q4 2006, sales in Q1 2007 continued quite strong at $132.6 million, achieving organic growth in excess of the unit’s 10% long-term goal for the second successive quarter. Strong demand for custom pharmaceutical products and continued benefits from the February 2006 repositioning of the Supply Solutions business more than offset weaker demand for industrial cell culture products. Organic growth in CAPLA markets exceeded 50%. The May 2006 addition of Iropharm’s custom chemical synthesis business and the August 2006 acquisition of Pharmorphix’ solid-form research services also made small contributions to this unit’s Q1 2007 growth. Booked orders for future delivery increased significantly to a new all-time high, giving us strong conviction about our ability to meet or beat our targeted growth of 10% for all of 2007.

Internet: Ongoing efforts to enhance our award winning website and further increase customer usage rates boosted e-commerce sales for Research Essentials, Research Specialties and Research Biotech combined to 39% of total worldwide Research Sales in Q1 2007, up from 36% in Q4 2006, significantly exceeding earlier expectations for a ratable quarterly increase towards achieving 40% of Research Sales from e-commerce orders by year-end.

CAPLA: Efforts to grow sales in CAPLA markets at an even faster pace and boost their overall contribution to 25% of total Company sales by 2010 led to reported and organic first quarter sales increases of 18.0% and 15.3%, respectively, with the Epichem acquisition (1.8 percentage points) and currency (0.9 percentage points) explaining the difference. Sales in these markets provided approximately 19.0% of total Company sales, a one percentage point improvement from the Q1 2006 level. Continued emphasis in the developing markets of China and India provided reported growth of approximately 50% in each country for the first quarter, continuing the pace achieved in Q4 2006. Currency adjusted sales in Brazil grew 31% (reported growth was 36%) during Q1 2007.

INCOME ANALYSIS:

A reconciliation of proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 9 of this release.

Reported diluted EPS for 2007’s first quarter of $.56, which includes a $.05 benefit from currency exchange rates, increased 14.3% over the $.49 reported for 2006’s first quarter. The $.49 reported diluted EPS for 2006’s first quarter included an inventory purchase accounting charge of $.01. Proforma diluted EPS for Q1 2006 was $.50 excluding this inventory charge. The proforma increase in Q1 2007 diluted EPS was 12.0%.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate, expressed as a percentage of pretax income, for the first quarters of 2007 and 2006, are as follows:

	2007	2006
Gross profit	51.3%	51.6%
S,G&A expenses	25.6%	25.4%
Operating income	22.9%	23.3%
Pretax income	21.7%	22.1%

Effective tax rate	30.3%	32.1%

Modest changes in gross profit and operating and pretax margin levels in 2007 versus levels achieved in the prior year came largely from the February 2007 acquisition of Epichem and its higher initial cost levels and Q1 dilutive impact relative to our base business. Active efforts to integrate this acquisition will continue in upcoming quarters, with expectations that it will be neutral to mildly accretive to full year 2007 earnings after excluding an insignificant amount of acquisition related charges.

Exclusive of this acquisition’s impact on Q1 2007 results, benefits from currency, process improvements and the strong Q1 2007 sales performance were largely offset by higher costs to ramp up production levels to support current sales growth, an increase in booked orders and the expected continuation of this sales growth in upcoming quarters, particularly for SAFC. Modest increases in S,G&A expense levels are due mostly to a 6% increase in sales staff and technical staff additions to enhance our web site’s performance. Sales staff increases were centered in Research Biotech and SAFC.

The improvement in the effective tax rate to 30.3% in Q1 2007 compared to 32.1% for Q1 2006 reflects a lower level of international taxes and the reinstatement of R&D tax credits in Q4 2006, partially offset by the expiration of U.S. export tax benefits at the end of 2006.

OUTLOOK:

Organic sales growth for 2007 is expected to approximate 7%, continuing the growth achieved in Q1. Ongoing implementation of programs supporting our five key strategic initiatives should enable us to continue to exceed market growth rates, estimated to be 3-4% and 2-3% for the Research and Fine Chemicals markets, respectively. Research Essentials and SAFC are expected to meet their long-term growth targets of 4% and 10%, respectively, for all of 2007. With above target organic sales growth of 7.7% already posted in Q1 2007, the enhancement of service capabilities, addition of new products and the promotion of all products through both catalogs and the Internet, Research Specialties is expected to continue to exceed its 6% long-term growth goal, with forecast organic sales growth for full year 2007 of approximately 7%. Despite its slow start, increased sales efforts and the expansion of our already broad product offering with even more new and innovative products are expected to help Research Biotech improve on its Q1 growth rate and drive sales growth for this unit toward the lower end of our previously forecast range of 7% to 9% for all of 2007.

As noted above, the acquisition of Epichem Group, an innovator in developing and supplying high performance semiconductor materials, is expected to add two percentage points to our organic sales growth for full year 2007. Ongoing efforts to identify and pursue other desirable acquisition candidates may further enhance growth in 2007 as we continue to expect roughly 3% overall in annual revenue growth through the addition of other strategically important products, services, platform technologies, businesses and facilities. If exchange rates remain at March 31, 2007 levels, currency would contribute another three percentage points to overall reported sales growth for 2007.

Based on first quarter results, currency rates remaining at March 31, 2007 levels, the sales expectations described above and other expectations for our business, we would expect to be at the higher end of our previously reported diluted earnings per share forecast of $2.15 to $2.25, a 5% to 10% increase over 2006’s $2.05. Pretax income margins for the full year should be largely in line with the 21.1% achieved in 2006. Our effective tax rate for 2007 is expected to be in our previously forecast range of 30%-31% of pretax income. However, variations to this forecast tax rate and forecast diluted EPS for 2007 are possible due to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, and proposed changes in international tax rates. Additional modest share repurchase activity may also benefit EPS growth.

OTHER INFORMATION:

Return On Equity: Our return on equity at March 31, 2007 was 20.9%, continuing to exceed our 20% goal.

Share Repurchase: We acquired another 1.0 million shares during Q1 2007 at an average price of $41.71 per share. Since beginning the program in late 1999, 81.0 million shares have been acquired at an average purchase price of $19.47 per share. There were 131.3 million shares outstanding at March 31, 2007. Over time, the Company expects to repurchase an additional 9.0 million shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for the first quarter of 2007 compared to the first quarter of 2006 increased by $30.8 million to $87.6 million. Capital expenditures were $20.1 million for the first quarter of 2007, $6.3 million higher than spending in Q1 2006.

Short-term borrowings were $353.3 million at a weighted average interest rate of 4.7% and long-term debt was $210.2 million at a weighted average interest rate of 6.3% at March 31, 2007. Our debt to capital ratio at March 31, 2007 was 27.9%.

Accounts receivable days sales outstanding at March 31, 2007 remained at 50 days, equivalent to the December 31, 2006 level. Inventory months on hand improved to 7.4 months at March 31, 2007 from 7.6 months at December 31, 2006. Reported inventories increased to $614.2 million at March 31, 2007 from $596.0 million at December 31, 2006, with the majority of the increase attributed to inventories acquired at Epichem and the impact of currency rates.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,600 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2007 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2007 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts, the sales benefit from acquisitions and an inventory purchase accounting charge. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 11 to the Consolidated Financial Statements-Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the year ended December 31, 2006. A further discussion of Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2006. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31
	2007	2006
Net sales	$495.9	$443.1
Cost of products sold	241.5	214.3

Gross profit	254.4	228.8
Selling, general and administrative expenses	126.9	112.5
Research and development expenses	14.1	13.0
Interest, net	5.9	5.3

Income before income taxes	107.5	98.0
Provision for income taxes	32.6	31.5

Net income	$74.9	$66.5

Net income per share—Basic	$0.57	$0.50

Net income per share—Diluted	$0.56	$0.49

Weighted average number of shares outstanding—Basic	131.8	134.3

Weighted average number of shares outstanding—Diluted	134.0	136.0

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets
(in millions)

	(Unaudited)
	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$172.8	$173.8
Accounts receivable, net	289.1	248.0
Inventories	614.2	596.0
Deferred taxes	54.7	49.6
Other current assets	51.1	45.5

Total current assets	1,181.9	1,112.9

Property, plant and equipment, net	663.9	645.1
Goodwill, net	383.6	361.3
Intangibles, net	136.1	126.0
Other assets	156.5	89.0

Total assets	$2,522.0	$2,334.3

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$353.3	$189.0
Accounts payable	112.0	97.2
Accrued payroll and payroll taxes	37.8	47.4
Accrued income taxes	65.8	48.6
Other accrued expenses	70.6	60.4

Total current liabilities	639.5	442.6

Long-term debt	210.2	337.9
Deferred post-retirement benefits	38.8	38.5
Deferred taxes	81.3	48.1
Other liabilities	97.2	56.3

Total liabilities	1,067.0	923.4

Stockholders' equity:
Common stock	201.8	201.8
Capital in excess of par value	85.1	79.1
Common stock in treasury	(1,409.5)	(1,375.4)
Retained earnings	2,488.0	2,424.7
Accumulated other comprehensive income	89.6	80.7

Total stockholders' equity	1,455.0	1,410.9

Total liabilities and stockholders' equity	$2,522.0	$2,334.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$74.9	$66.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23.9	21.7
Deferred income taxes	(34.0)	(19.5)
Stock-based compensation expense	5.0	2.9
Other	3.5	0.7
Changes in assets and liabilities:
Increase in accounts receivable	(33.9)	(36.4)
(Increase) decrease in inventories	(7.0)	1.9
Increase in accrued income taxes	48.3	20.3
Other	6.9	(1.3)

Net cash provided by operating activities	87.6	56.8

Cash flows from investing activities:
Property, plant, and equipment additions	(20.1)	(13.8)
Proceeds from sale of property, plant and equipment	0.8	0.4
Acquisitions of businesses, net of cash acquired	(45.0)	—
Other, net	(1.1)	(7.4)

Net cash used in investing activities	(65.4)	(20.8)

Cash flows from financing activities:
Net issuance of short-term debt	41.2	52.9
Repayment of long-term debt	(18.0)	(30.0)
Payment of dividends	(15.1)	(14.1)
Treasury stock purchases	(41.7)	(32.4)
Exercise of stock options	7.6	5.3
Excess tax benefits from stock-based payments	1.6	0.8

Net cash used in financing activities	(24.4)	(17.5)

Effect of exchange rate changes on cash	1.2	1.2

Net change in cash and cash equivalents	(1.0)	19.7
Cash and cash equivalents at January 1	173.8	98.6

Cash and cash equivalents at March 31	$172.8	$118.3

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information—(Unaudited)

Sales Growth by Business Unit

	Three Months Ended March 31, 2007
	Reported	Currency Impact	Acquisition	Adjusted (Organic)
Research Essentials	7.6%	4.0%	—%	3.6%
Research Specialties	12.1%	4.4%	—%	7.7%
Research Biotech	4.7%	3.5%	—%	1.2%
SAFC	19.8%	4.2%	4.9%	10.7%
Total	11.9%	4.1%	1.2%	6.6%

Business Unit Sales

(in millions)

	Three Months Ended March 31,
	2007	2006
Research Essentials	$98.8	$91.8
Research Specialties	189.3	168.8
Research Biotech	75.2	71.8
SAFC	132.6	110.7

Total Customer Sales	$495.9	$443.1

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions) Three Months Ended March 31,		Diluted Earnings Per Share Three Months Ended March 31,
	2007	2006	2007	2006
Proforma net income before currency impact and inventory purchase accounting charge	$68.4	$68.6	$0.51	$0.50

Currency impact	6.5	—	0.05	—

Proforma net income before inventory purchase accounting charge	74.9	68.6	0.56	0.50

Inventory purchase accounting charge	—	(2.1)	—	(0.01)

Total reported net income	$74.9	$66.5	$0.56	$0.49